SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE LEATHER FACTORY, INC.
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(Name of Registrant as Specified in Its Charter)

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THE LEATHER FACTORY, INC.
3847 East Loop 820 South
Fort Worth, Texas 76119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m. local time on Monday, May 23, 2005
Place	Wyndham Hotel, Hall of Fame Room 1500 Convention Center Drive, Arlington, Texas
Items of Business
(1) To elect directors
(2) To approve an amendment to our Certificate of Incorporation to change our name to Tandy Leather Factory, Inc.
(3) To consider such other business as may properly come before the meeting

Adjournments and Postponements
Any action on the items of business described above may be considered at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a shareholder of our common stock at the close of business on April 20, 2005.
Voting
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section titled "Questions and Answers" in this proxy statement and the instructions on the proxy or voting instruction card.

Please advise our transfer agent, Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034, of any change in your address.
By Order of the Board of Directors,

/s/ William M. Warren

William M. Warren
General Counsel and Secretary

This notice of annual meeting and proxy statement and proxy card are being distributed on or about April 22, 2005.

[THIS PAGE LEFT BLANK INTENTIONALLY]

April 22, 2005

To our Stockholders:

On behalf of the board of directors, it is my pleasure to invite you to attend the Annual Meeting of Stockholders of The Leather Factory, Inc. on Monday, May 23, 2005 in Arlington, Texas.

At the meeting, in addition to the formal items of business to be brought before the meeting, members of management will report on the company’s operations and respond to stockholder questions.

Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible regardless of whether or not you plan to attend the annual meeting. A return envelope for your proxy card is enclosed for your convenience. Voting now by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your continued support of The Leather Factory. We look forward to seeing you at the meeting on May 23.

Sincerely,

/s/ Wray Thompson

Wray Thompson
Chairman and Chief Executive Officer

QUESTIONS AND ANSWERS

Why did I receive this proxy statement?

Because you are a stockholder of The Leather Factory, Inc. as of the record date and entitle to vote at the 2005 Annual Meeting of Stockholders, our board of directors is soliciting your proxy to vote at the meeting.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and form of proxy were first mailed to stockholders on or about April 22, 2005.

What am I voting on?

You are voting on two items:
1.	Election of eight directors for a term of one year
2.	Approval of an amendment to our Certificate of Incorporation to change our name to Tandy Leather Factory, Inc.

What are the voting recommendations of the board of directors?

The board recommends the following votes:
1.	FOR each of the director nominees
2.	FOR approval of the amendment to our Certificate of Incorporation to change our name to Tandy Leather Factory, Inc.

Will any other matters be voted on?

We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to William Warren, our Secretary, and Robin Morgan, our Vice-President of Administration, our Proxy Committee, to vote on such matters at their discretion.

Who is entitled to vote?

Stockholders of record as of the close of business on April 20, 2005 (the record date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you bring with you a legal proxy from the stockholder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How do I vote?

If you are a stockholder of record, there are three ways to vote:
•	By Internet at ;
•	By completing and mailing your proxy card; and
•	By written ballot at the meeting.

If you vote by Internet, your vote must be received by 11:59 PM Eastern Time on May 20th, the business day before the meeting. Your shares will be voted as you indicate. If you return your proxy card but you do not indicate your voting preferences, the Proxy Committee will vote your shares FOR items 1 and 2.

If your shares are held in a brokerage account in your broker’s name (this is called street name), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions via the Internet to your broker or nominee. If you provide specific voting instructions by mail or the Internet, your shares should be voted by your broker or nominee as you have directed.

We will distribute written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a legal proxy from your broker to vote at the meeting.

Is my vote confidential?

Yes. It is our policy that all proxies, ballots, and vote tabulations that identify the vote of a stockholder will be kept confidential from us and our directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against us or to assert a claim by us, and when written comments by a stockholder appear on a proxy card or other voting material.

Who counts the votes?

We will appoint two persons as inspectors of election for the meeting who will count the votes cast.

What is the quorum requirement of the meeting?

A majority of the outstanding shares determined on April 20, 2005, represented in person or by proxy at the meeting constitutes a quorum for voting on items at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On April 20, 2005, there were 10,595,802 shares outstanding.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. In general, the broker or nominee would have the discretion to vote these shares. Should there be any “broker non-votes,” they will be counted as shares that are present determining the presence of a quorum. At present, we are not aware of anything that will come before the meeting involving matters where American Stock Exchange rules bar brokers and nominees from voting if the beneficial owner fails to execute and return a proxy.

What vote is required to approve each proposal?

In the election of directors, each nominee must receive a majority of “FOR” votes cast to be elected. The other proposal requires the approving vote of holders of at least a majority of the outstanding shares.

You should note that certain of our officers and directors own approximately three-fifths of the outstanding shares of common stock that will be entitled to vote at the meeting (see “Security Ownership of Certain Beneficial Owners and Management”). We anticipate that these shares will be voted “FOR” the director nominees and “FOR” the approval to amend our Certificate of Incorporation to change our name. Thus, both proposals are expected to pass.

What does it mean if I get more than one proxy card?

It means your shares are in more than one account. You should vote the shares on all of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our transfer agent, Securities Transfer Corporation, by phone (469/633-0101) or by mail to 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

What if I want to change my vote?

You can change your vote on a proposal at any time before the meeting for any reason by revoking your proxy. Proxies may be revoked by:

•	Filing a written notice of revocation, which includes a later date than the proxy date, with our secretary at or before the meeting;
•	Properly executing a later proxy relating to the same shares; or
•	Attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of a proxy.

Any written notice revoking a proxy should be sent to: Secretary, The Leather Factory, Inc., P.O. Box 50429, Fort Worth, Texas 76105-0429.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the meeting and publish final results in our quarterly report on SEC Form 10-Q for the second quarter of 2005.

How can I receive a copy of the annual report?

We provide a free copy of our Annual Report on Form 10-K that includes the financial statements and schedules, but does not include the exhibits. If you would also like the report’s exhibits, we will provide copies of the exhibits. We may charge a reasonable fee for providing these exhibits.

In order to receive this report, you must request a report in writing and mail the request to The Leather Factory, Inc., P.O. Box 50429, Fort Worth, Texas 76105-0429, Attention: Shannon L. Greene, Chief Financial Officer. In addition, information concerning obtaining our complete Form 10-K with exhibits and other securities filings from the Securities and Exchange Commission and our website is contained in Item 1 of the enclosed Form 10-K.

PROPOSAL ONE: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES

All eight directors are to be elected at the Annual Meeting to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Currently there are eight directors. It is the intention of the persons named in the accompany form of proxy card to vote for the election of all eight nominees listed below for election as our directors unless authority to so vote is withheld. All nominees have indicated their willingness to serve for the ensuing term. If any nominee is unable or declines to serve as a director at the date of the Annual Meeting, the persons named in the proxy card have the right to use their discretion to vote for a substitute.

Wray Thompson, 73, has served as our Chairman of the Board and Chief Executive Officer since June 1993. He also served as President from June 1993 to January 2001. Mr. Thompson was a co-founder of the company.

Shannon L. Greene, 39, has served as our Chief Financial Officer and Treasurer since May 2000 and as a director since January 2001. From September 1997 to May 2000, Ms. Greene served as our controller and assistant controller. Ms. Greene, a certified public accountant, is a member of the company’s Employees’ Stock Ownership Plan (ESOP) Committee. Her professional affiliations include the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants, the Fort Worth Association of Financial Professionals, and the National Investor Relations Institute.

T. Field Lange, 37, has served as a director of the company since May 2003. Mr. Lange, a certified public accountant, is the president of Lange & Associates, P.C., a public accounting firm in Fort Worth, Texas. His professional affiliations include the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Lange holds a Bachelor of Science degree with a major in accounting from Texas Christian University.

Joseph R. Mannes, 46, has served as a director of the company since May 1998. Currently, Mr. Mannes serves as the managing director in the corporate finance department of SAMCO Capital Markets, a Dallas, Texas broker-dealer. He also serves on the advisory board of Conchemco, Inc. and is chairman of HiTech Creations, Inc. Mr. Mannes has an MBA in Accounting and Finance from the Wharton School, Graduate Division, of the University of Pennsylvania and also holds a Chartered Financial Analyst designation. He has over ten years of experience in various chief financial officer positions.

H.W. Markwardt, 69, has served as a director of the company since May 1996. Retired since 1995, he currently manages his personal investments. He is the father of Michael A. Markwardt, another of the company’s directors.

Michael A. Markwardt, 46, has served as a director of the company since January 2001. He currently serves as majority owner and managing partner of Legare, L.P., an importer of furniture in the U.S. and Europe. Mr. Markwardt also services and vice president of Markwardt Investments, Inc. and SBM Properties, Inc., family corporations dealing in securities, fixed income and real estate investments. He is the son of H.W. Markwardt, another of the company’s directors.

Ronald C. Morgan, 57, has served as our President since January 2001 and has served as Chief Operating Officer and director since June 1993. Mr. Morgan was also a co-founder of the company.

Michael A. Nery, 32, has served as a director of the company since December 2003. Since September 1999, his investment advisory firm has directed the investments of Nery Capital Partners, L.P., an investment fund based in Ashville, NC. From January 1997 to May 1999, he served as Vice President and Senior Analyst with Denver Energy Partners, LP.

The information relating to the occupations and security holdings of our directors is based upon information received from them.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 31, 2005, concerning:

•	Beneficial ownership by our current directors and the named executive officers set forth in the Summary Compensation table below; and
•	Beneficial ownership by all our current directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information provided to us, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire now or within 60 days after the record date of April 20, 2005 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name	Direct	Indirect	ESOP	Vested Options	Total	Percent of Class
Wray Thompson	1,639,387	-	79,128	-	1,718,515	16.12%
Ronald C. and Robin L. Morgan (1)	3,117,808	-	176,937	-	3,294,745	30.91%
Shannon L. Greene	17,350	-	10,288	103,000	130,638	1.23%
T. Field Lange	1,000	-	-	4,000	5,000	*
Joseph R. Mannes	7,000	-	-	14,000	21,000	*
H.W. Markwardt	62,600	-	-	4,000	66,600	*
Michael A. Markwardt	27,000	-	-	4,000	31,000	*
Michael A. Nery (2)	-	1,000,000	-	-	1,000,000	9.38%

All current directors and executive officers as a group (9 persons)					6,267,498	58.81%
___________
* Represents holdings of less than one percent.

(1)
Ronald C. Morgan, a director and the Company's President, and Robin L. Morgan, the company's Vice President of Administration and Assistant Secretary, are married. Shares beneficially owned by Mr. and Mrs. Morgan are held as community property.

(2)	Mr. Nery is the owner of an investment advisory firm that directs the investments of Nery Capital Partners, L.P., which is the record holder of the shares indicated.

PRINCIPAL HOLDERS OF STOCK

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our stock, other than our officers and directors identified above.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
The Leather Factory, Inc. Employees' Stock Ownership Plan & Trust P.O. Box 50429 Fort Worth, Texas 76105-0429	948,147	9.00%

The Trustee of the Employees' Stock Ownership Plan & Trust ("ESOP") votes the shares held by the ESOP that are allocated to participant accounts as directed by the participants or beneficiaries of the ESOP. Except in certain limited circumstances, the Trustee may acquire and dispose of the assets of the ESOP only as the ESOP Committee directs. The ESOP Committee is made up of officers and other employee participants of the Company and presently consists of Robin L. Morgan, Shannon L. Greene, and three other employees. As members of this Committee, these persons may be deemed to share investment power with respect to the allocated shares held by the ESOP. Each member of the ESOP Committee disclaims beneficial ownership of the securities held by the ESOP except for those that have been allocated to the member as a participant in the ESOP. The total number of shares held by the ESOP includes 266,353 shares that are beneficially owned by the Executive Officers and are also included in the directors and executive officers ownership table above as being owned by those persons.

ADDITIONAL INFORMATION CONCERNING
OUR BOARD OF DIRECTORS

•	Meeting Attendance

During fiscal 2004, the board of directors held four meetings. All current directors who served during 2004 attended 75% or more of the aggregate of the total number of meetings of the board of directors and of committees of the board of which he or she was a member, with the exception of Michael A. Markwardt. Although we do not have a formal policy regarding director attendance at our Annual Meeting, all directors are expected to attend the meeting and in 2004, all directors were in attendance.

•	Director Independence

The board of directors has considered the listing requirements of the American Stock Exchange for "independence" of directors, and it has determined that all of its non-employee directors are independent. Our independent directors hold executive sessions at least once a year.

•	Director Compensation

Non-employee directors receive $1,000 for each board meeting attended and $500 for each committee meeting attended, with the exception of the committee chairman who receives $750 for each committee meeting attended. In addition, we are currently authorized to grant nonqualified stock options to purchase 2,000 shares of our common stock per year to each of our non-employee directors under our 1995 Director Non-Qualified Stock Option Plan and therefore, granted 2,000 shares each to four of our five non-employee directors. One director has elected to forego his annual grant. The goal of this stock option plan is to provide a means of attracting and retaining competent non-employee personnel to serve on our board of directors by offering individuals long-term equity incentives tied to our performance. Each of our non-employee directors is eligible to participate in this option plan.

Our directors who are also employees receive no additional compensation for serving as directors.

•	Committees

As of the date of this proxy statement, our board has five committees: (1) Audit, (2) Compensation, (3) Nominating, (4) 1995 Director Non-Qualified Stock Option Plan Committee, and (5) 1995 Stock Option Plan Committee. The membership during the last fiscal year and the function of each committee are described below.

Name	Audit	Compensation	Nominating	Director Non-Qualified Stock Option Plan	Stock Option Plan
Non-employee directors:
T. Field Lange	X	X	X*		X
Joseph R. Mannes	X*	X	X		X
H.W. Markwardt	X	X	X		X
Michael A. Markwardt	X	X*	X
Michael A. Nery	X	X	X

Employee directors:
Wray Thompson				X*	X
Shannon L. Greene				X
Ronald C. Morgan				X	X*

Number of meetings in Fiscal 2004	5	1	0	1	1
_______________________
X = Committee member; * = Committee Chairman

Audit Committee

The Audit Committee’s basic role is to assist the board in fulfilling its fiduciary responsibility pertaining to our accounting policies and reporting practices. Among other duties, the Audit Committee is to be the board's principal agent in assuring the independence of our outside auditor, the integrity of management, and the adequacy of disclosures to stockholders. The board has determined that all members of the Audit Committee are "independent" under the applicable rules of the American Stock Exchange and that Joseph R. Mannes, chairman of the Audit Committee in 2004 and 2005, and T. Field Lange, committee member, both qualify as an "audit committee financial expert" as defined by the SEC. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.leatherfactory.com. The committee met five times during 2004. The Audit Committee has not made a recommendation to the board regarding the retention or non-retention of Weaver & Tidwell, LLP as independent outside auditor for 2005. The committee historically meets in the fall to discuss the selection of auditors for the current year. The Report of the Audit Committee for the fiscal year ended December 31, 2004 appears below.

Compensation Committee

The Compensation Committee is responsible for recommending to the board of directors the compensation program of the executive officers. The basic philosophy of the executive compensation program is to link the compensation of its executive officers to their contribution toward increases in the size of the operations and income of the company and accordingly, increases in stockholder value. None of the members were a party to any material transaction with us during the past year. In addition, none of our executive officers served as a member of the compensation or similar committee or board of directors of any other entity of which an executive officer served on our Compensation Committee or our board of directors. The committee met one time during 2004. The Report of the Compensation Committee for 2004 appears below.

Nominating Committee

The Company has a nominating committee consisting of five directors, all of whom are "independent" under the American Stock Exchange rules. The committee did not meet during 2004.

The board of directors has adopted a written charter for the Nominating Committee, which is available on our website at www.leatherfactory.com. This charter provides that the Nominating Committee is responsible for identifying individuals qualified to become directors consistent with criteria established by the board of directors. Although the board of directors has not yet established these criteria, the charter also provides that the Nominating Committee shall take into account such additional factors as it deems appropriate in evaluating candidates. These factors may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which a candidate would fill a present need on the committee. In addition, the charter states that the committee will consider stockholder recommendations of director nominees, as well as nominations by senior officers of the Company. The committee plans to evaluate all director nominees in a like manner without regard as to who recommended the nomination. Traditionally, we have not engaged third parties to identify or evaluate potential directors or to assist in that process. In addition, the Nominating Committee makes a review and evaluation at least annually of the board of directors and the committee's own performance. Further, the committee recommends persons to serve on the committee as members, as well as the possible removal of any incumbent committee members.

Stockholders may nominate director nominees for consideration by writing to our corporate secretary at 3847 East Loop 820 South, Fort Worth, Texas 76119. Any such nomination must include:
•
As to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor regulation thereto (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	The nominating stockholder’s name and address, as they appear on our books, and the class and number of our shares beneficially owned by him.

In order to be considered by the Nominating Committee with respect to nominees for the 2006 Annual Meeting of Stockholders, prospective nominee recommendations must be received by the corporate secretary no later than 30 days and no earlier than 60 days before such meeting.

1995 Stock Option Plan Committee

The 1995 Stock Option Plan Committee reviews and approves the granting of incentive stock options to key personnel under the 1995 Stock Option Plan. The committee met one time during 2004 to approve stock options grants totaling 10,000 shares.

1995 Director Stock Option Plan Committee

The 1995 Director Stock Option Plan Committee reviews and approves granting of stock options to the non-employee directors pursuant to the 1995 Director Non-Qualified Stock Option Plan. The committee met one time during 2004 to approve stock option grants totaling 8,000 shares.

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO CHANGE OUR NAME TO TANDY LEATHER FACTORY, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME TO TANDY LEATHER FACTORY, INC. PROXIES SOLICATED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

Our board of directors has approved an amendment to Article First of our Certificate of Incorporation to change our name from The Leather Factory, Inc. to Tandy Leather Factory, Inc. The complete text of the proposed amendment is attached to this Proxy Statement as Exhibit A.

Tandy Leather Company, founded by Charles Tandy and his father, was the first U.S. company dedictated to leathercaft. As such, we believe that Tandy’s name recognition is the best in the industry. In recent years, we have concentrated our efforts on establishing a retail presence by establishing and expanding the Tandy Leather retail leathercraft store chain as we believe that this strategy provides the best opportunity for significant growth. In addition, our wholesale operation, The Leather Factory, has provided more than twenty years of stability and predictability that enabled us to purchase Tandy Leather Company. In order to accurately reflect the long-term stability of The Leather Factory while at the same time promote the name recognition of Tandy Leather Company, the board of directors believes it is in the best interest of the company and our stockholders to change our name to Tandy Leather Factory, Inc.

This change will enable us to capitalize on the proven and measurable name and brand identity of Tandy at the corporate level as well as in its financial and corporate communications. This utilization, in addition to the universal recognition of the Tandy name, will also eliminate any confusion between the Leather Factory corporate name and Tandy Leather.

The affirmative vote of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting is required for approval of the proposed name change. If approved by the stockholders, the proposed name change will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State amending our Certificate of Incorporation, which will occur as soon as reasonably practicable.

Report of the Audit Committee

As members of the Audit Committee, we oversee the company's financial reporting process on behalf of our board of directors. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.

During 2004, we analyzed the service provided by and associated costs of our external auditing firm. As a result, we recommended and the board approved the appointment of Weaver & Tidwell, LLP as independent auditors for the year ended December 31, 2004. Our auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2004 with our management and has discussed with Weaver & Tidwell, LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, Weaver & Tidwell, LLP has provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standards No. 1, “Independence Discussions with Audit Committees,” and the audit committee has discussed with Weaver & Tidwell, LLP their independence from The Leather Factory, Inc. and our management.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

JOSEPH R. MANNES, Chairman
T. FIELD LANGE
H.W. MARKWARDT
MICHAEL A. MARKWARDT
MICHAEL A. NERY

***********************

Our Audit Committee selected Weaver & Tidwell, LLP to serve as our independent public accountant for the year ended December 31, 2004. A representative of Weaver & Tidwell is expected to attend our annual meeting. The representative will have the opportunity to make a statement at the meeting and respond to appropriate questions from you, our stockholders. Our Audit Committee has not named the independent public accounting firm that will serve as outside auditor for 2005.

Audit Fees. Weaver & Tidwell performed the audits of our 2003 and 2004 financial statements, as well as the reviews of our Forms 10-Q for 2004 and the third quarter 2003. Hein + Associates LLP, who performed the audit of our 2002 financial statements, performed reviews of our Forms 10-Q for the first two quarters of 2003. The amounts shown below are the aggregate amounts paid to these firms during 2003 and 2004 for services in the categories indicated.

	Hein & Associates, LLP		Weaver & Tidwell, LLC
Types of Fees	2003	2004	2003	2004
Audit fees	$17,190	-	$46,250	$53,790
Audit-related fees	-	$1,765	-	2,425
Tax fees	-	-	-	-
All other fees	-	-	-	-
Total	$17,190	$1,765	$46,250	$56,215

The audit-related fees related to a Form S-3 that we filed in July 2004. In accordance with the charter of our Audit Committee as in effect at the relevant times and the rules of the SEC, the Audit Committee approved all of the fees indicated above before the services were provided.

Effective August 18, 2003, the Audit Committee unanimously recommended and directed (a) the dismissal of Hein + Associates as our independent accountants and (b) the engagement of Weaver & Tidwell as our independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2003.

The reports of Hein + Associates on our consolidated financial statements for either of the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our financial statements for each of the two fiscal years ended December 31, 2002, and in the subsequent interim periods, there were no disagreements between Hein + Associates and us on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to the satisfaction of Hein + Associates, would have caused Hein + Associates to make reference to the subject matter of the disagreement(s) in its reports. During the two fiscal years ended December 31, 2002 and through August 18, 2003, there have been no reportable events (as defined in Securities and Exchange Commission Regulation S-K Item 304(a)(1)(v)).

No consultations occurred between Weaver & Tidwell and us during the two fiscal years and any interim period preceding the appointment of Weaver & Tidwell regarding the application of accounting principles to a specific transaction (either completed or proposed), the type of audit opinion that might be rendered on our consolidated financial statements or any other accounting, auditing or financial reporting matter required to be disclosed here pursuant to Regulation S-K Item 304(a)(2).

Report of the Compensation Committee

In 2004, our Compensation Committee consisted of non-employee directors. None of these directors participate in the compensation programs described in this report. The Compensation Committee is responsible for reviewing and making recommendations to our board of directors regarding the compensation of our executive officers. Our board of directors has final approval of executive officer compensation. We review the performance of each executive officer on at least an annual basis.

Compensation for our executive officers consists of the following components:
•	Annual base salary;
•	Annual incentive bonus;
•	Long-term compensation in the form of stock option grants;
•	Company contributions to our ESOP.

Annual corporate performance is a key factor in determining the amount of annual discretionary bonuses awarded. Other forms of compensation are not directly tied to our annual performance.

Base salary. During 2004, we sought to establish base salaries of our executive officers at levels that, in the judgment of the committee members and the board of directors, were sufficiently competitive to retain qualified executive officers. These salary levels were determined based on prior experience and compared to salaries for comparable positions in other companies. Base salaries are generally increased annually assuming our financial performance is satisfactory.

Bonuses. Historically, we award discretionary bonuses to our executive officers as well as certain other employees. We determine these bonuses on a subjective basis, considering prior bonus amounts awarded, business prospects for the upcoming year, and the improvement in our net income for the year in question. The Compensation Committee determines the bonuses awarded to the executive officers, while the executive officers determine bonuses awarded to non-officer employees. For the fiscal year ended December 31, 2004, bonuses were awarded to the executive officers based on our overall growth and the improvement in our operating results in fiscal 2004 compared to fiscal 2003.

Stock options. Ms. Greene is the only executive officer who is eligible for stock option grants as our stock option plan specifically prohibits grants of stock options to Mr. Thompson, Mr. Morgan and Ms. Morgan. No options were granted to Ms. Greene during 2004.
Employees’ Stock Ownership Plan. Our ESOP was established to provide long-term incentive compensation for our employees. The executive officers participate in the ESOP in the same manner as all other plan participants. We make annual cash contributions to a trust for the benefit of eligible employees and the trust in turn invests in shares of our common stock. An unaffiliated bank is trustee of the trust.

During 2004, our chief executive officer’s base salary rate was $168,000, the same as for 2003. This base salary was, in the opinion of the committee and the board of directors, consistent with salaries for comparable positions within our industry. In addition, the Compensation Committee awarded an incentive bonus of $35,000 to our chief executive officer for 2004.

COMPENSATION COMMITTEE:
MICHAEL A. MARKWARDT, Chairman
T. FIELD LANGE
H.W. MARKWARDT
JOSEPH R. MANNES
MICHAEL A. NERY

*******************

The Compensation Committee of our board of directors is responsible for oversight of our executive compensation program. The committee submits all issues concerning executive compensation to the full board of directors for approval. This committee does not review or approve stock option grants.

The following table includes certain information concerning annual and other compensation for all executive services for the years ended December 31, 2004, 2003 and 2002 paid to our executive officers.

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($) (1)
Wray Thompson	2004	$168,000	$35,000	-	$6,017
Chairman and Chief	2003	168,000	-	-	6,395
Executive Officer	2002	160,000	50,000	-	11,331

Ronald C. Morgan	2004	$155,000	$35,000	-	$5,551
President and Chief	2003	155,000	-	-	6,395
Operating Officer	2002	145,000	50,000	-	10,459

Shannon L. Greene	2004	$95,000	$35,000	-	$3,468
Treasurer and Chief	2003	95,000	-	25,000	3,991
Financial Officer	2002	85,000	30,000	-	6,094

Robin L. Morgan	2004	$80,000	$10,000	-	$2,865
Vice President of Administration	2003	80,000	-	-	2,878
And Assistant Secretary	2002	76,000	10,000	-	4,852

(1) The amounts in this column represent the amounts accrued on behalf of the named individuals for the annual contribution to our ESOP.

OPTION EXERCISES IN 2004 AND 2004 YEAR-END OPTION VALUES

The following table provides information on option exercises with respect to our common stock in fiscal 2004 by the named executive officer and the values of the officer's unexercised options at December 31, 2004. There were no stock appreciation rights exercised or outstanding.
Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Shannon L. Greene	-	-	103,000	42,000	$238,725	$52,525

(1) The value of unexercised options is based upon the difference between the exercise price and the closing market price on December 31, 2004, which was $3.55.

PERFORMANCE GRAPH

The line graph below compares the yearly percentage change in our cumulative five-year total stockholder return on our common stock with the Standard & Poor’s SmallCap 600 Index, the S&P Specialty Stores Index*, and the common stock of a peer group of companies whose returns are weighted according to their respective market capitalization. The graph assumes that $100 was invested on December 31, 1999 in our common stock, the Standard & Poor’s SmallCap 600 Index, the S&P Specialty Stores Index, and our peer group, and that all dividends were reinvested. Our peer group consists of companies with publicly traded stock included in SIC 5190 - Miscellaneous Non-Durable Goods Wholesale. The returns shown on the graph are not necessarily indicative of future performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
The Leather Factory, Inc.

Company Name / Index	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04
LEATHER FACTORY INC	100	123.00	255.84	415.74	595.33	436.65
S&P SMALLCAP 600 INDEX	100	111.80	119.11	101.69	141.13	173.09
S&P SPECIALTY STORES	100	83.43	134.67	119.70	161.18	169.57
PEER GROUP	100	83.12	103.07	115.17	160.53	166.35

Data Source: Research Data Group, Inc., San Francisco, CA

* The Peer Group will be replaced in subsequent years with the S&P Specialty Stores Index because we feel it provides a more meaningful  comparison given the company’s recent shift in business strategy to that of a specialty retailer.

(1) The following companies comprise the Peer Group Index: Advanced Marketing Services, Amcon Distributing Co., Amrep Corp., Boyds Collection Limited, Dimon Inc., Educational Development Corp, Enesco Group Inc., Finishmaster Inc., Knox Nursery Inc., ODD Jobs Stores Inc, Oil-DRI Corp of America, Provide Commerce Inc., Tractor Supply Company and Zaldiva Inc.

OTHER RELATIONSHIPS INVOLVING DIRECTORS,
EXECUTIVE OFFICERS, OR THEIR ASSOCIATES

During 2004, the public accounting firm of Cole, Greene & Ruggeburg, P.C., of which the spouse of Ms. Shannon L. Greene, Treasurer, Chief Financial Officer, and director of the company, is a minority stockholder, was engaged to provide tax preparation services to us. Fees paid to the accounting firm in 2004 totaled $32,960 (less than 5% of the firm's annual revenues). Our Audit Committee considered and approved the engagement of Cole, Greene & Ruggeburg, P.C.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Sections 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file reports regarding their ownerships and changes in ownership of our securities with the Securities and Exchange Commission. We believe that, during fiscal 2004, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the following exceptions: Form 4's were not filed timely on five transactions during the year - one occurring on February 11, 2004 (Director, H.W. Markwardt) and four on September 27, 2004 relating to an annual stock option grant (Directors, H.W. Markwardt, Michael Markwardt, Joseph Mannes, and T. Field Lange). We believe that the lack of timely filing was a result of an oversight by the parties involved. Late filings on these transactions were made on February 17, 2004 and October 4, 2004, respectively. Our disclosure on this topic is based solely on review of the information provided to us by persons subject to these requirements.

OTHER MATTERS

Solicitation of Proxies

We, the company, will pay for the cost of soliciting proxies. Our directors, officers and employees may solicit proxies. They will not be paid for soliciting the proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by mail, by telephone, by telegram or other means of communication. We will make arrangements with custodians, nominees and fiduciaries in order to forward proxy solicitation materials to beneficial owners of common stock.

Stockholder Proposals for 2006

If you wish to present a proposal for consideration at an annual meeting, you must send written notice of the proposal to our corporate secretary not less than ten days before such annual meeting. We have not received notice of any stockholder proposals to be presented at this year’s meeting.

If you would like your proposal to be included in next year’s proxy statement, you must submit it to our corporate secretary by no later than December 23, 2005. We will include your proposal in our next annual proxy statement if it is a proposal that we would be required to include pursuant to the rules of the Securities and Exchange Commission. You may write to our corporate secretary at 3847 East Loop 820 South, Fort Worth, Texas 76119 to present a proposal for consideration.

If a stockholder raises a matter at the meeting that requires a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf. According to our by-laws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting, whether in person or by proxy.

Stockholder Communications with Board

Stockholders who wish to communicate with the Chairman or with the independent directors as a group may do so by writing to the corporate secretary at The Leather Factory, Inc., PO Box 50429, Fort Worth, Texas 76105-0429. The corporate secretary will forward your communication to the independent directors or Chairman as requested by the stockholder. All appropriate communications addressed to directors will be reviewed by the corporate secretary. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest will not be forwarded to the board. The corporate secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the company.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, which is available on the Corporate Governance section of our website (under “Investor Relations”) at www.leatherfactory.com. The code is also available in print to any stockholder upon written request to: Corporate Secretary, The Leather Factory, Inc. P.O. Box 50429, Fort Worth, Texas 76105-0429.

EXHIBIT A

PROPOSED AMENDMENT TO ARTICLE FIRST OF THE
CERTIFICATE OF INCORPORATION OF THE LEATHER FACTORY, INC.

CHANGE OF COMPANY NAME

Article FIRST of the Certificate of Incorporation is proposed to be amended to read in its entirety as follows:

“First: The name of the Corporation is Tandy Leather Factory, Inc.”

PROXY CARD

THE LEATHER FACTORY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON MAY 23, 2005

The undersigned hereby appoint(s) Robin L. Morgan and William M. Warren, and each of them, proxies or proxy of the undersigned with full power of substitution and revocation, to act and vote all of the undersigned's shares of The Leather Factory, Inc. common stock, with all the powers that the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Leather Factory, Inc. at Arlington, Texas on May 23, 2005, or any resumption of the Annual Meeting after any adjournment thereof, as indicated on this proxy, and in their discretion on any other matters which may properly come before the meeting. If no directions are given, this proxy will be voted “FOR” Items 1 and 2.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMMENDATIONS,
JUST SIGN ON THE REVERSE SIDE - NO BOXES NEED TO BE CHECKED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

1.. Election of eight directors.	2. To approve an amendment to our Certificate of Incorporation to change our name to Tandy Leather Factory, Inc.

NOMINEES: Shannon L. Greene, T. Field Lange, Joseph R. Mannes, H.W. Markdwardt, Michael A. Markwardt, Michael A. Nery, Ronald C. Morgan, Wray Thompson

[ ] FOR all nominees [ ] WITHHELD FROM all nominees	[ ] FOR [ ] AGAINST [ ] ABSTAIN

________________________________________________________________________________________________
For all nominees except those written on line above
Mark here for
address change [ ]
and note at left

Please sign exactly as your name appears in this Proxy. Date and promptly return this Proxy in the enclosed envelope.

Signature: __________________________________	Signature: ____________________________________
Date: ______________________	Date: _______________________